Exhibit 5.1

MACDONALD TUSKEY

CORPORATE AND SECURITIES LAWYERS

Reply Attention of: William L. Macdonald Direct Telephone: (604) 648-1670 Email: wmacdonald@wlmlaw.ca Our File No: 30715--1	Suite 1210, 777 Hornby Street Vancouver, B.C. V6Z 1S4 CANADA Telephone: (604) 689-1022 Facsimile: (604) 681-4760

January 28, 2010

China Pediatric Pharmaceuticals, Inc.
9th Floor, No. 29, Nanxin Street
Xi’an, Shaanxi Province
P.R.C. 71004

Dear Sirs:

Re:	Common Stock of China Pediatric Pharmaceuticals, Inc. (the “Company”) Registered on Form S-1, filed on January 8, 2010

We have acted as counsel to the “Company, a corporation incorporated under the laws of the State of Nevada, in connection with the filing, on January 28, 2010 of a registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) of 2,500,000 shares of the Company’s common stock for resale by certain selling shareholders named in the Registration Statement upon the exercise of certain share purchase warrants.

We have examined the originals or certified copies of such corporate records of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below.  In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity to authentic original documents of all documents submitted to us as copies or as facsimiles of copies or originals, which assumptions we have not independently verified.

Based upon the foregoing and the examination of such legal authorities as we have deemed relevant, and subject to the qualifications and further assumptions set forth below, we are of the opinion that the previously issued Registered Shares were duly and validly authorized and issued, fully paid and non-assessable and the additional Registered Shares that may be issued pursuant to the Registration Statement will, when issued, be duly and validly authorized and issued, fully paid and non-assessable.

We have made such inquiries with respect thereto as we consider necessary to render this opinion with respect to a Nevada corporation.  This opinion letter is opining upon and is limited to the current federal laws of the United States and, as set forth above, Nevada law, including the statutory provisions, all applicable provisions of the Nevada Constitution and reported judicial decisions interpreting those laws, as such laws presently exist and to the facts as they presently exist.  We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction.  We assume no obligation to revise or

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.

MACDONALD TUSKEY

CORPORATE AND SECURITIES LAWYERS

China Pediatric Pharmaceuticals, Inc.
January 28, 2010
Page |  2

supplement this opinion letter should the laws of such jurisdiction be changed after the date hereof by legislative action, judicial decision or otherwise.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the General Rules and Regulations of the Securities and Exchange Commission.

Yours truly,

W.L. MACDONALD LAW CORPORATION

WLM/mll

Macdonald Tuskey is an association of law corporations with lawyers called in the Provinces of British Columbia and Alberta and the State of New York.